UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 2, 2023

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3701 Wayzata Blvd, Suite 300, Minneapolis, MN 55416

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	TCMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 2, 2023, the board of directors of Tactile Systems Technology, Inc. (the “Company”) elected Vindell Washington, M.D. to serve as a member of the board and fixed the size of the board at eight directors, all effective as of October 2, 2023. Dr. Washington was also appointed to serve as the chair of the Compliance and Reimbursement Committee and as a member of the Nominating and Corporate Governance Committee of the board.

Dr. Washington has served in various roles at Verily, an Alphabet backed health technology company focused on research, care and health financing, since January 2020, including Chief Clinical Officer for Care, leading the newly formed Health Equity Center of Excellence for Verily, Chief Executive Officer of Verily Onduo, a virtual population health solution, and Chief Clinical Officer of Verily Health Platforms. From 2017 to 2019, he served as Executive Vice President and Chief Medical Officer of Blue Cross Blue Shield of Louisiana, a health insurance company. Dr. Washington served as National Coordinator and Principal Deputy for the U.S. Department of Health and Human Services’ Office of the National Coordinator for Healthcare Information Technology from 2016 to 2017. He held a series of roles at Franciscan Missionaries of Our Lady Health System, an integrated healthcare system serving nearly half of the state of Louisiana, from 2009 to 2016, culminating in his promotion to President. From 1997 to 2008, he worked in various roles for Piedmont Emergency Medicine Associates, a private practice, emergency medicine and hospitalist medicine group, most recently as its Chief Executive Officer and President.

For his service on the board, Dr. Washington will be compensated in accordance with the Company’s non-employee director compensation policy. Dr. Washington will be granted restricted stock units (“RSUs”) with a value of a pro rata portion of $145,000, such pro rata portion based on the length of Dr. Washington’s service on the board until the next annual meeting of stockholders. This initial grant will be made after the close of market on the second business day following the release of the Company’s financial results for the quarter ended September 30, 2023, and will vest in a single installment on the earlier of one year from the grant date or the date of the Company’s 2024 annual meeting of stockholders, subject to the condition that Dr. Washington remain a director as of that date.

In addition, Dr. Washington will receive an annual cash retainer of $50,000 per year for his service on the board, a cash retainer of $10,000 per year for his service as the chair of the Compliance and Reimbursement Committee, and a cash retainer of $5,000 per year for his service as a member of the Nominating and Corporate Governance Committee, each prorated for his first year of service. Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of the Company’s common stock on the date of grant. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Item 7.01.	Regulation FD Disclosure

On October 2, 2023, the Company issued a press release in connection with Dr. Washington’s appointment to the board. Attached hereto as Exhibit 99.1 is a copy of the press release. In accordance with General Instruction B.2 of Form 8-K, the information in this report under this heading, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 2, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.
Date: October 2, 2023	By:	/s/ Elaine M. Birkemeyer
Elaine M. Birkemeyer
Chief Financial Officer